Exhibit 10.30

2525 16th Street, Suite 310

San Francisco, CA 94103

October 7, 2020

Tobias Russell

2436 Great Highway Apt #4

San Francisco, CA 94116

VIA EMAIL

Dear Toby,

As you know, Shift Technologies, Inc. (the “Company”) is being merged (the “Merger”) with and into IAC Merger Sub, Inc. pursuant to that certain Merger Agreement dated as of June 29, 2020, by and between Shift Technologies, Inc., Insurance Acquisition Corp. and IAC Merger Sub, Inc. (the “Merger Agreement”), pursuant to which the Company will be the surviving entity and will be a wholly owned subsidiary of Insurance Acquisition Corp.

Prior to the Merger, and via this letter (the “Letter Agreement”), the Company’s Board of Directors (the “Board”) wants the Company to ensure that bonuses and other amounts that have been discussed in the past are provided to you. Accordingly, the Board has approved the following bonuses to be paid to you, subject to your continued employment through the date that all of the closing conditions for the Merger have been met or waived by the applicable party (the “Closing Conditions Date”):

●	$150,000 discretionary bonus discussed in your offer letter

●	$63,750 discretionary bonus for 2019

●	$347,248 discretionary bonus to assist you in satisfying your loan obligations pursuant to the Promissory Notes (defined below) (the “Loan Bonus”)

These bonuses (the “Bonuses”) shall be paid to you on or about the Closing Conditions Date, but no later than the effective time of the Merger). If the closing conditions for the Merger are not met by March 15, 2021, this Letter Agreement shall be cancelled and considered null and void.

As you know, the Loan Bonus was taken into account when negotiating your new employment agreement with the Company, to be effective as of the Merger, resulting in a $157,045 reduction in the Carve-out Payment (as defined in that agreement).

Pursuant to the terms of those certain Partial-Recourse Promissory Notes executed by you and dated July 30, 2018, and April 4, 2019 (the “Promissory Notes”), the principal balance (including any unpaid interest) of the loan obligations under the Promissory Notes is payable in full prior to the Company becoming publicly traded, as any such loan would be illegal pursuant to Section 402 of the Sarbanes-Oxley Act because you will be subject to Section 16 of the Securities and Exchange Act of 1934.

By signing below, you authorize the Company to deduct from the Bonuses, after applicable tax withholding, an amount equal to the pay-off value of the loan obligations underlying the Promissory Notes.

Your authorization for the payroll deduction above may be withdrawn or amended by you at any time by providing a written letter to the Board to such effect, provided that, you remain required to satisfy the Promissory Notes prior to the effective time of the Merger .

Shift Technologies, Inc.

By:
Its:	Co-Chief Executive Officer

Accepted and Agreed to :

/s/ Tobias Russell
Tobias Russell

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